Exhibit 99.2

Harry & David Holdings, Inc.

and Subsidiaries

Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Harry & David Holdings, Inc. and Subsidiaries

Index

Fiscal Years Ended June 29, 2013 and June 30, 2012

Pages

Report of Independent Registered Public Accounting Firm	3-4

Consolidated Financial Statements

Balance Sheets	5

Statements of Operations	6

Statements of Stockholders’ Equity	7

Statements of Cash Flows	8

Notes to Financial Statements	9-39

Independent Auditors’ Report

Board of Directors

Harry & David Holdings, Inc.

Medford, Oregon

We have audited the accompanying consolidated financial statements of Harry & David Holdings, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of June 29, 2013 and June 30, 2012, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 29, 2013 (Successor), and for the periods from September 13, 2011 through June 30, 2012 (Successor), and June 26, 2011 through September 12, 2011 (Predecessor), and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harry & David Holdings, Inc. and Subsidiaries as of June 29, 2013 and June 30, 2012, and the results of their operations and their cash flows for the year ended June 29, 2013 and for the periods from September 13, 2011 through June 30, 2012 (Successor), and June 26, 2011 through September 12, 2011 (Predecessor ), in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, effective September 13, 2011, the Company emerged from bankruptcy and applied fresh-start accounting. As a result, the statements of consolidated operations and cash flows for the periods subsequent to September 12, 2011 are presented on a different basis than that for the periods before fresh-start accounting and, therefore not comparable. Our opinion is not modified with respect to this matter.

Other Matter

This report is intended solely for the benefit and use of Harry & David Holdings, Inc. and is not intended to be and should not be relied upon by any other party for any reason.

/s/ BDO USA, LLP

September 16, 2013

Harry & David Holdings, Inc., and Subsidiaries

Consolidated Balance Sheets

Fiscal Years Ended June 29, 2013 and June 30, 2012

(in thousands, except share data)

	June 29, 2013	June 30, 2012
Assets
Current assets
Cash and cash equivalents	$15,593	$19,808
Trade accounts receivable, less allowance for doubtful accounts of $69 at June 29, 2013 and $26 at June 30, 2012	705	815
Other receivables	1,867	291
Inventories, net	35,165	34,289
Prepaid and deferred catalog expenses	2,340	2,834
Deferred income taxes	1,454	1,603
Other current assets	4,934	4,430
Total current assets	62,058	64,070
Fixed assets, net	89,585	91,336
Intangibles, net	14,239	14,574
Deferred financing costs, net	1,128	2,086
Other assets	211	412
Total assets	$167,221	$172,478
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$7,848	$10,662
Accrued payroll and benefits	10,556	11,043
Deferred revenue	14,425	14,269
Income taxes payable	420	298
Accrued interest	392	286
Other accrued liabilities	1,686	1,185
Current portion of reorganization obligations	7,131	5,658
Current portion of long-term debt and capital lease obligations	148	141
Total current liabilities	42,606	43,542
Long-term reorganization obligations	724	7,762
Deferred income taxes	23,396	32,556
Other long-term liabilities	1,153	923
Total liabilities	67,879	84,783
Commitments and contingencies (Note 14)
Stockholders' equity
Common stock, $0.01 par value; 957,631 shares issued and 935,452 outstanding at June 29, 2013, 957,631 shares issued and outstanding at June 30, 2012	10	10
Additional paid-in capital	81,166	80,292
Retained earnings	20,351	7,393
Treasury stock at cost - 22,179 shares at June 29, 2013 and zero at June 30, 2012	(2,185)	-
Total stockholders' equity	99,342	87,695
Total liabilities and stockholders' equity	$167,221	$172,478

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc., and Subsidiaries

Consolidated Statements of Operations

Fiscal Years Ended June 29, 2013 and June 30, 2012

(in thousands)

	Successor		Predecessor
	July 1, 2012 through June 29, 2013	September 13, 2011 through June 30, 2012	June 26 through September 12, 2011
Net sales	$380,262	$342,585	$26,749
Cost of goods sold	222,942	200,233	21,143
Gross profit	157,320	142,352	5,606
Operating expenses
Selling, general and administrative	145,015	124,004	19,737
Selling, general and administrative - related party	685	665	-
Selling, general and administrative - restructuring expense	796	2,636	-
Total selling, general and administrative	146,496	127,305	19,737
Operating income (loss)	10,824	15,047	(14,131)
Other (income) expense
Interest expense (contractual interest of $3,876 not accrued for June 26, 2011 through September 12, 2011)	3,008	2,427	4,245
Other income	(68)	(18)	(2)
Reorganization items, net	-	1,577	(200,620)
Total other (income) expense	2,940	3,986	(196,377)

Income before income taxes	7,884	11,061	182,246
Provision (benefit) for income taxes	(5,074)	3,668	9,431
Net income	$12,958	$7,393	$172,815

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

Fiscal Years Ended June 29, 2013 and June 30, 2012

(in thousands, except share data)

	Common Shares Oustanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other (Comprehensive Deficit)	Treasury Stock	Total
Balance, June 25, 2011, predecessor	1,034,169	$10	$17,537	$(172,815)	$(6,993)	$-	$(162,261)
Net income - predecessor	-	-	-	172,815	-	-	172,815
Net additional actuarial pension gains, net of tax of $0	-	-	-	-	246	-	246
Comprehensive income, net of tax	-	-	-	-	-	-	-
Balances prior to implementation of Plan of Reorganization	1,034,169	10	17,537	-	(6,747)	-	10,800
Cancellation of predecessor equity, extinguishment of debt and fresh start accounting	(1,034,169)	(10)	(17,537)	-	6,747		(10,800)
Issuance of successor equity	957,631	10	80,251	-	-	-	80,261
Net income - successor	-	-	-	7,393	-	-	7,393
Stock-based compensation	-	-	41	-	-	-	41
Balance, June 30, 2012, successor	957,631	$10	$80,292	$7,393	$-	$-	$87,695
Net income - successor	-	-	-	12,958	-	-	12,958
Stock-based compensation	-	-	874	-	-	-	874
Purchases of treasury stock	(22,179)	-	-	-	-	(2,185)	(2,185)
Balance, June 29, 2013, successor	935,452	$10	$81,166	$20,351	$-	$(2,185)	$99,342

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Fiscal Years Ended June 29, 2013 and June 30, 2012

(in thousands)

	Successor		Predecessor
	July 1, 2012 through June 29, 2013	September 13, 2011 through June 30, 2012	June 26 through September 12, 2011
Cash flow from operating activities
Net income	$12,958	$7,393	$172,815

Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities
Depreciation and amortization of fixed assets	11,061	10,625	2,394
Amortization of intangible assets	335	269	-
Amortization of deferred financing costs	1,156	842	2,368
Stock option compensation expense	874	41	-
Loss on disposal and impairment of fixed assets	27	684	43
Amortization of deferred pension loss	-	-	246
Deferred income taxes	(9,011)	3,550	-
Reorganization items
Noncash reorganization items	-	(81)	(202,752)
Claims paid with cash	(5,693)	(5,112)	(402)
Professional and legal fees paid	-	(13,687)	(7,162)
Changes in operating assets and liabilities, net of fresh start accounting
Trade accounts receivable and other receivables	(1,466)	418	665
Inventories, net	(1,146)	30,525	(31,020)
Prepaid and deferred catalog expenses and other assets	(7)	2,082	(302)
Accounts payable	(2,814)	(750)	7,758
Accrued liabilities	661	1,338	9,736
Income taxes payable	122	17	(59)
Deferred revenue	133	7,844	(5,839)
Net cash provided by (used in) operating activities	7,190	45,998	(51,511)

Cash flow from investing activities
Acquisition of fixed assets	(9,114)	(5,638)	(1,036)
Proceeds from the sale of fixed assets	47	50	5
Change in restricted cash	-	2,000	-
Net cash used in investing activities	(9,067)	(3,588)	(1,031)

Cash flow from financing activities
Borrowings of revolving debt	84,000	44,000	16,000
Repayments of revolving debt	(84,000)	(81,000)	-
Borrowings of debtor-in-possession financing	-	-	21,000
Repayments of debtor-in-possession financing	-	-	(55,000)
Repayments of capital lease obligations	(153)	-	-
Payments for deferred financing costs	-	(25)	(2,903)
Proceeds from issuance of common stock	-	-	54,999
Purchases of treasury stock	(2,185)	-	-
Net cash provided by (used in) financing activities	(2,338)	(37,025)	34,096
Increase (decrease) in cash and cash equivalents	(4,215)	5,385	(18,446)
Cash and cash equivalents
Beginning of period	19,808	14,423	32,869
End of period	$15,593	$19,808	$14,423

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

1.	Business

Harry & David Holdings, Inc. and subsidiaries (“we,” “us,” “our,” or the “Company”) is a vertically integrated multi-channel specialty retailer and producer of branded premium gift-quality fruit, food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. The Company markets its products through catalogs distributed through the mail, the Internet, business-to-business, consumer telemarketing, Harry & David Stores, a Cushman’s seasonal store and wholesale distribution to other retailers. As of June 29, 2013, the Company operated 49 retail stores in 25 states.

Sales of the Company’s products are subject to, among other things, a variety of agricultural risks (including extreme weather conditions), fuel and energy price fluctuations, and regulation and inspection by various governmental agencies. The Company’s business has substantial seasonality and a significant portion of the Company’s annual net sales are recognized during the holiday selling season from mid-November through December. Accordingly, operating results and financial conditions are highly dependent on the ripening of seasonal fruits, which, if delayed, can cause delays in product shipments, and on consumer demand during our critical holiday selling season.

During the second quarter of fiscal 2011, our operating performance and cash flows were significantly below expectations and, as a result, we violated certain covenants relating to our revolving line of credit as of December 31, 2010. In early 2011, the Company closed 56 underperforming retail stores and began to explore various restructuring alternatives.

On March 28, 2011, Harry & David Holdings, Inc., and its subsidiaries, Harry and David (now known as Harry and David, LLC), Harry & David Operations, Inc. and Bear Creek Orchards, Inc. (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Second Amended and Restated Plan of Reorganization ("the Plan") was confirmed by the Bankruptcy Court on August 29, 2011, and the effective date of the Plan and the Company’s emergence from bankruptcy was September 13, 2011 (the "Effective Date"). On December 27, 2012, the Court entered the Final Decree closing the Debtors' Chapter 11 Cases. See Note 5, “Chapter 11 Cases and Emergence,” for further discussion of the details of our bankruptcy cases, related costs, the terms and conditions of the Plan and the applicability of fresh start accounting.

Liquidity

Consumer spending patterns for our merchandise are difficult to predict and are highly sensitive to the general economic climate, the consumer's level of disposable income, consumer debt and overall consumer confidence. Consumer demand for our merchandise is difficult to forecast given the nature of changing consumer preferences, which can vary by season and from one geographic region to another. Declines in consumer spending could reduce our revenues, gross margins, earnings and liquidity. If the demand for our merchandise is lower than expected, we will be forced to discount more merchandise, which would reduce our gross margins, earnings and liquidity. We experience a significant proportion of our annual sales activity during the holiday selling season between the Thanksgiving and Christmas holidays. If our sales during this period are below our expectations, they can significantly affect our revenues and expenses. Accordingly, changing economic conditions or deviations from expected demand for our products during the holiday selling season could have a material adverse effect on our financial results and liquidity.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

In connection with the Company’s Chapter 11 filing, on March 29, 2011, the Company entered into a $100.0 million revolving line of credit (the "DIP ABL Facility"). Upon emergence from bankruptcy on the Effective Date, the DIP ABL Facility was replaced by a $100.0 million senior secured financing facility (the "Exit Facility"), which was secured by substantially all of the assets of the Company and its subsidiaries and matures on September 12, 2014. The maximum available borrowing under the Exit Facility was determined in accordance with an asset-based formula, which prevented the Company from accessing the Exit Facility from January to June. We used the Exit Facility to finance increases in working capital from July through early December. The Exit Facility also contained a number of restrictive covenants. In the event the Company did not comply with these covenants, its ability to borrow under the Exit Facility would be restricted. Among other provisions, the Exit Facility contained covenants which (i) required us to repay the outstanding amount in full on December 26 of each year and (ii) required us to maintain an "Available Cash Balance" (defined as cash, cash equivalents, restricted cash and short-term investments, minus accounts payable) of at least $50.0 million as of December 31 of each year. If the Company did not have an Available Cash Balance of at least $50.0 million as of that date, the Company was required to satisfy a minimum fixed charge coverage ratio. As discussed under Note 17, “Subsequent Events,” on September 4, 2013, the Company replaced the Exit Facility with the New Credit Facility (as hereinafter defined). As of June 29, 2013, the Company was in compliance with all Exit Facility covenants.

Basis of Presentation

The financial statements include the consolidated results of the Company and its consolidated subsidiaries. Intercompany balances and activity are eliminated from the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experiences and various other factors that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

The Company’s fiscal year ends the last Saturday in June, based on a 52/53 week fiscal year. Fiscal 2012 began on June 26, 2011, and ended on June 30, 2012; fiscal 2012 was a 53-week year. Fiscal 2013 began on July 1, 2012, and ended on June 29, 2013; fiscal 2013 was a 52-week year.

As required by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganization,” which is applicable to entities emerging from Chapter 11, fresh start accounting was applied resulting in a new basis of accounting. Therefore, the periods prior to and subsequent to the emergence from bankruptcy are presented separately and labeled “Predecessor” and “Successor,” respectively. In addition, the Predecessor financial information contained in this report is restated to include the fresh start accounting effects that were recorded in the fourth quarter of fiscal 2012.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The Company has included the following financial statements for both the Predecessor and Successor companies: Consolidated Balance Sheets as of June 29, 2013 and June 30, 2012; the Consolidated Statements of Operations for the fiscal year ended June 29, 2013 and for the fiscal year ended June 30, 2012 (separated between the pre-emergence from bankruptcy period of June 26, 2011 through September 12, 2011, and the post-emergence from bankruptcy period of September 13, 2011 (Effective Date) through June 30, 2012); the Consolidated Statements of Stockholders’ Equity (Deficit); and the Consolidated Statements of Cash Flows for the fiscal year ended June 29, 2013 and for the fiscal year ended June 30, 2012 (separated between the pre-emergence from bankruptcy period of June 26, 2011 through September 12, 2011 and the post-emergence from bankruptcy period of September 13, 2011 (Effective Date) through June 30, 2012).

2.	Ownership and Capital Structure

Under the Plan, the Company issued 957,631 shares of new common stock, par value $0.01 per share (“Common Stock”), on September 13, 2011.

In November 2012, the Company's Board of Directors approved the repurchase of up to $2.5 million of Common Stock. During the 26 week period beginning in December 30, 2012 through June 29, 2013, the Company repurchased 22,179 shares of Common Stock for an aggregate purchase price of $2.2 million. The Company may continue to repurchase, from time to time, shares of its Common Stock depending on prevailing market conditions, alternative uses of capital and other factors.

The following table summarizes the number of common shares issued and outstanding for the periods presented:

	Common Shares Issued	Treasury Shares	Common Shares Outstanding
Balance, June 25, 2011, predecessor	1,034,169	-	1,034,169
Balances prior to implementation of Plan of Reorganization	1,034,169	-	1,034,169
Cancellation of predecessor equity, extinguishment of debt and fresh start accounting	(1,034,169)	-	(1,034,169)
Issuance of successor equity	957,631	-	957,631
Balance, June 30, 2012, successor	957,631	-	957,631
Purchases of treasury stock	-	(22,179)	(22,179)
Balance, June 29, 2013, successor	957,631	(22,179)	935,452

For discussion of the Company’s Stock Option Plan see Note 11, “Stock Option Plan.”

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experiences and various other factors that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, certain accrued liabilities, capital lease obligations, and reorganization obligations. The estimated carrying value of these instruments approximates fair value due to their short-term maturities.

Cash Equivalents and Restricted Cash

Cash equivalents are carried at cost, which approximates market value. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents include third-party credit card receivables because such amounts generally convert to cash within three days with little or no default risk, as well as investments in commercial paper with a purchased maturity of 90 days or less. Third-party credit card receivables totaled $0.6 million at both June 29, 2013 and June 30, 2012. Cash equivalents consist primarily of deposits at federally insured financial institutions. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Accounts Receivable

Accounts receivable consists primarily of amounts due from customers. The Company sells its products to individuals and companies located primarily in the United States. Products sold to companies are generally on open credit terms consistent with the Company’s evaluation of customer creditworthiness. The Company generally does not require collateral. No single customer accounted for more than 10% of consolidated net sales during the fiscal year ended June 29, 2013 or the fiscal year ended June 30, 2012.

The Company conducts ongoing credit evaluations and maintains an allowance for doubtful accounts to address the risk of bad debts. The Company analyzes historical bad debts, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The allowance is calculated based on the aging of our accounts receivable, the financial condition of our customers and their payment history, our historical write-off experience and other assumptions. The allowance for doubtful accounts is reviewed monthly. The Company generally writes off non-corporate accounts more than 120 days past due and when management deems that the likelihood of collection is remote.

Inventories

Direct marketing, wholesale, and growing crops inventory is valued at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market. Stores inventory is valued at the lower of cost on a first-in, first-out basis or market using the retail inventory method. The total amount of inventory valued using the retail inventory method at June 29, 2013 and June 30, 2012, was $6.5 million and $6.4 million, respectively. The Company estimates a provision for damaged, obsolete, excess and slow-moving inventory based on specific identification and inventory aging reports. The Company reserves for excess and obsolete inventories in the period when excess and obsolescence are determined to have occurred.

The Company capitalizes into inventory both direct and indirect production costs. Indirect production costs include indirect labor and overhead costs related to growing, manufacturing and assembly. Costs of un-harvested crops are included in inventory and include direct labor and other expenses related to un-harvested fruit, including the amortization of orchard development costs. Fruit crop inventories are accounted for on a crop year that spans from November to October.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Deferred Catalog Expenses and Advertising Expenses

Deferred catalog expenses are incurred in connection with the direct response marketing of certain products. Catalog costs consist of creative design, photography, separations, paper, print, distribution, postage and list costs for all direct response catalogs. Such costs are capitalized as deferred catalog expenses and are amortized over their expected periods of future benefit based on the estimated sales curve of each catalog promotion. Catalog expenses are generally amortized over three to four months. However, for sales that extend up to 12 months, such as multiple club shipments, catalog expense is generally amortized up to a 12-month period.

Deferred catalog expenses are evaluated for recoverability at each reporting period by comparing the carrying amount associated with each catalog to the estimated remaining future net revenues associated with that promotion. Estimated future revenues are based on various factors such as the total number of catalogs and pages circulated, the probability and likely magnitude of consumer response and the assortment of merchandise offered. If the carrying amount is in excess of estimated future net revenues, the excess is expensed in the reporting period. Non-direct response advertising is expensed as incurred.

Total advertising expenses, which are primarily comprised of catalog expenses, totaled $47.7 million and $42.3 million for the fiscal years ended June 29, 2013 and June 30, 2012, respectively, and are recorded within selling, general and administrative expenses.

Fixed Assets

Fixed assets are stated at cost. Orchard development costs, consisting of direct labor and materials, supervision, and other items, are capitalized as part of capital projects-in-process until the orchard produces fruit in commercial quantities. Upon attaining commercial levels of production, these costs are transferred to land improvements.

Depreciation and amortization are computed using the straight-line method, with estimated useful lives of the related assets as follows:

Land improvements and orchard development costs	15-35 years
Buildings and improvements	10-45 years
Machinery and equipment	3–10 years
Purchased and internally-developed software	3–8 years
Leasehold improvements	Shorter of estimated useful life or lease term
(generally 5–10 years; up to 20 years)

Repair and maintenance costs are expensed in the period in which they are incurred.

At June 29, 2013, the estimated cost to complete capital projects-in-process was approximately $1.7 million.

Internally-developed software costs are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” As of June 29, 2013, the Company capitalized $7.4 million of internally-developed software costs, which included approximately $0.9 million in internal labor costs.

The Company evaluates its long-lived assets for impairment. If an impairment indicator exists, recoverability of assets is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value, which is calculated on a discounted cash flow basis.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Intangible Assets

As of June 29, 2013, the Company’s intangible assets primarily consisted of trade names and customer relationships. The Harry & David trade name has an indefinite life while the Wolferman’s and Cushman’s trade names each have an estimated useful life of five years. Customer relationships have an estimated useful life of seven years. These costs are amortized on a straight-line basis.

Intangible assets with indefinite lives are tested for impairment annually, or whenever events or circumstances indicate that impairment may have occurred. For the fiscal year ended June 29, 2013, impairment was evaluated using the guidance and criteria described in ASC Topic 350, “Intangibles-Goodwill and Other.” The impairment testing compared carrying values to fair values, and if the carrying value of these assets is in excess of fair value, which is calculated on a discounted cash flow basis, an impairment loss would be recognized. The Company’s assessment of its Harry & David trade name concluded that its intangible assets were not impairment.

Deferred Financing Costs

Debt financing costs are deferred and amortized to interest expense using the straight-line method over the term of the related debt instrument. The straight-line method approximates the effective interest method. See Note 9, “Borrowing Arrangements.”

Deferred Rent

For leases that contain fixed escalations of the minimum annual lease payment during the original term of the lease and other lease incentives, the Company recognizes rental expense on a straight-line basis over the lease term and records the difference between rent expense and the amount that is payable as deferred rent. Deferred rent liabilities totaling $0.6 million and $0.3 million were included in other long-term liabilities in the accompanying Consolidated Balance Sheets at June 29, 2013 and June 30, 2012, respectively.

Asset Retirement Obligations

The Company has accrued for future asset retirement obligations resulting from the Company’s contractual obligation to restore a store location to its original condition upon lease termination. The accrual is estimated based on historical costs incurred to restore a previous location to its original condition after a store closure. Asset retirement obligation liabilities totaling $0.3 million were included in other long-term liabilities in the accompanying Consolidated Balance Sheets as of both June 29, 2013 and June 30, 2012.

Revenue Recognition

The Company recognizes revenue from product sales and associated shipping charges when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

For the Company’s direct marketing revenue and a portion of wholesale revenue, product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded upon shipment. For certain wholesale customers, revenue is recognized upon receipt by the customer, at which time title passes to the customer in accordance with the terms of the sale. The Company records a reserve for estimated product returns and allowances in each reporting period based on its historical returns experience. The Company reserved $0.2 million for estimated product returns at both June 29, 2013 and June 30, 2012. If actual returns differed significantly from the Company's historical experience, changes to the reserves could be required in future periods.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Deferred revenue includes amounts received from customers for merchandise to be shipped in subsequent periods. The total amounts received that are included in deferred revenue totaled $12.0 million and $11.7 million at June 29, 2013 and June 30, 2012, respectively, excluding gift card and gift certificate sales which are described below. The Company defers incremental direct costs of order processing related to those orders for which revenue is deferred. Deferred order processing costs of $0.3 million were included in other current assets in the accompanying Consolidated Balance Sheets at both June 29, 2013 and June 30, 2012. As a result of fresh start accounting, deferred revenue in the fiscal year ended June 20, 2012 was adjusted to its fair value, resulting in a reduction of $1.4 million. See Note 5, “Chapter 11 Cases and Emergence.”

Revenues from the sale of gift cards and gift certificates are deferred until redeemed. The Company’s gift cards and certificates do not lose value over time and do not expire. Unredeemed gift cards or certificates that are subject to escheatment ultimately revert to the appropriate state and are not recorded as income. Unredeemed gift cards or certificates not subject to escheatment are recognized in income after being outstanding for seven years, at which time the Company considers the possibility of redemption to be remote. Income from unredeemed gift cards and gift certificates (“breakage”) of $0.9 million was recognized in the fiscal year ended June 29, 2013 and a nominal amount was recognized in the fiscal year ended June 30, 2012. Gift card breakage is recorded in selling, general and administrative costs. Deferred revenue associated with gift cards and certificates amounted to $2.4 million and $2.6 million as of June 29, 2013 and June 30, 2012, respectively.

Classification of Costs and Expenses

Cost of goods sold includes cost of goods, occupancy expenses for manufacturing and distribution facilities, warehouse and fulfillment costs and product delivery costs. Cost of goods consists of raw materials, manufacturing costs, costs of externally-purchased merchandise, freight expenses and other inventory-related costs. Occupancy expenses are primarily comprised of depreciation, rent and utilities. Warehouse and fulfillment costs primarily consist of labor, storage and equipment.

Selling, general and administrative expenses consist of costs for occupancy associated with our stores and corporate facilities, advertising expenses, credit costs, call center expenses, depreciation and amortization for store leasehold improvements and fixtures, IT equipment and software, and corporate administrative functions. Occupancy expenses associated with the stores and corporate facilities primarily include rent, common area maintenance and utilities. Corporate administrative function costs primarily include the costs for executive administration, legal, human resources, finance, insurance and information technology.

Other income and other expenses not otherwise classified generally consist of legal settlements and other non-operating income or expenses that are not of a meaningful nature for separate classification.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred income tax liabilities and assets are based on the difference between the financial statements and tax basis of assets and liabilities multiplied by the expected tax rate in the year the differences are expected to reverse. Deferred income tax expense or benefit results from the change in the net deferred tax asset or liability between periods.

The Company records a valuation allowance to reduce our deferred tax assets to an amount that is more-likely-than-not to be realized. The Company has considered carryback and carryforward periods, historical and forecasted income, the apportioned earnings in the jurisdictions in which the Company and its subsidiaries operate, and tax planning strategies in estimating a valuation allowance against the Company’s deferred tax assets. If the Company determines that it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets is charged to earnings in the period in which such a determination is made. Conversely, if the Company determines that it is more-likely-than-not that the deferred tax assets will be realized, the applicable portion of the previously estimated valuation allowance would be reversed. See Note 12, “Income Taxes.”

The amount of income taxes the Company pays is subject to periodic audits by federal and state tax authorities and these audits may result in proposed deficiency assessments. Accounting for uncertain tax positions prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Accounting for uncertain tax positions also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. See Note 12, “Income Taxes.”

Stock-Based Compensation

The fair value of stock-based awards to employees is calculated using the Binomial Lattice option valuation model, which requires that we make certain subjective assumptions. These assumptions include future stock price volatility and the expected life of the stock option, which affect the calculated fair values. The Company uses the simplified method to calculate the expected term, which represents the period of time that the options granted are expected to be outstanding. The simplified method is described in the Securities and Exchange Commission Staff Accounting Bulletins Nos. 107 and 110. This method is appropriate as the Company has insufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of its new Common Stock. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The calculated compensation expense is recognized on a straight-line basis over each vesting period. See Note 11, “Stock Option Plan.”

4.	Recent Accounting Pronouncements and Developments

In July 2012, the FASB updated the accounting guidance related to testing indefinite-lived intangible assets for impairment. This update permits an entity to first make a qualitative assessment of whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more-likely-than-not that the asset is impaired. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. The Company early adopted this standard in fiscal 2012. The adoption did not materially impact the Company’s financial statements.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

5.	Chapter 11 Cases and Emergence

Background of Bankruptcy Proceedings

The Debtors filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code on March 28, 2011. While in Chapter 11, certain claims against the Debtors in existence before the filing of petitions for relief under federal bankruptcy laws were stayed. These claims were reflected on the Consolidated Balance Sheets as of June 25, 2011, as liabilities subject to compromise (“LSTC”). The Company continued to operate the business and manage the properties as debtor in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court prior to the Company's emergence from bankruptcy under the Plan on the Effective Date.

As part of the “first day” and subsequent motions, the Company obtained Bankruptcy Court approval to continue to pay critical vendors, meet prepetition and postpetition payroll obligations, maintain cash management systems, pay taxes, continue to provide employee benefits and maintain insurance programs, which allowed the Company to continue to operate the existing business in the ordinary course. Under the Bankruptcy Code, the Company had the right to assume, assume and assign, or reject certain executory contracts and unexpired leases, subject to the approval of the Bankruptcy Court and certain other conditions.

Fiscal Year Ended June 29, 2013

During the 52 weeks ended June 29, 2013, the Company incurred $0.8 million in professional fees related to its emergence from bankruptcy protection. Additionally, the Company made its first distribution of $2.8 million related to its Class 4 and 4(a) claims, including interest, in addition to $2.9 million paid to the Pension Guaranty Corporation (“PBGC”) as an installment on the termination premiums related to the Company’s defined benefit pension plan as described below under “Plan of Reorganzation.” Also, see Note 9, “Borrowing Arrangements,” for the balance of reorganization obligations.

Debtor-in-Possession Financing

On March 29, 2011, the Company entered into (i) the $100.0 million DIP ABL Facility provided by certain lenders, including UBS AG, Stamford Branch, Ally Commercial Finance LLC and UBS Loan Finance LLC, with UBS AG, Stamford Branch acting as the administrative agent and (ii) a $55.0 million junior term note facility (the “DIP Notes Facility” and, together with the DIP ABL Facility, the “DIP Facilities”) provided by certain holders of the Company’s then-outstanding senior notes (the “Senior Notes”) with Wilmington Trust FSB acting as the administrative agent. The DIP Facilities allowed the Company’s business activities to continue to function during pendency of the Chapter 11 cases. Borrowings under the DIP Facilities were secured by all present and after-acquired property of the Company. Borrowings under the DIP ABL Facility accrued interest on the outstanding principal balance at a rate per annum equal to, at the Company’s option, LIBOR plus 3.75% or a specified base rate plus 2.75%. The DIP ABL Facility also had a 1.0% unused line fee. Borrowings under the DIP Notes Facility accrued interest on the outstanding principal balance at a rate per annum equal to, at the Debtors’ option, LIBOR plus 11.5% (with a LIBOR floor of 1.5%) or a specified base rate plus 9.25% (with a base rate floor of 3.75%). The stated maturity for the DIP Facilities was March 29, 2012. The Company was subject to certain affirmative covenants, as well as negative covenants, and was in compliance with such covenants at June 25, 2011 and at September 12, 2011. In connection with entering into the DIP Facilities, the Company incurred deferred financing costs of $4.5 million, which were amortized over the period that such facilities were outstanding through September 13, 2011.

At September 12, 2011, the Company had borrowed $21.0 million under the DIP ABL Facility and had $0.8 million in outstanding letters of credit, which were fully cash collateralized. At September 12 2011, the Company had borrowed the full $55.0 million in junior term notes available under the DIP Notes Facility.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Chapter 11 Claims Assessment

The Bankruptcy Court established June 13, 2011 as the bar date for filing proofs of claim against the Debtors. Under certain limited circumstances, some creditors may be permitted to file claims after the applicable bar date. Accordingly, it is possible that not all potential claims were filed as of the Effective Date. The Bankruptcy Court will ultimately resolve any disputes regarding the amount and underlying validity of the claims. As claims are resolved, or where better information becomes available and is evaluated, the Company will make adjustments to the consolidated financial statements as appropriate.

Liabilities Subject to Compromise

In connection with the Company’s bankruptcy filing on March 28, 2011, the Company reclassified a substantial portion of the outstanding prepetition obligations to LSTC. These prepetition obligations included Senior Notes, capital lease obligations, trade payables, pension liabilities, calculated lease termination expenses, severance and other accrued prepetition liabilities. See Note 9, “Borrowing Arrangements,” and Note 10, “Benefit Programs.”

The following table presents the carrying value of the LSTC balance on September 12, 2011 (in thousands).

September 12, 2011
Debt subject to compromise
Senior fixed rate notes	$147,531
Senior floating rate notes	59,184
Capital lease obligations	76
Accounts payable	26,818
Pension plan obligations	24,174
Lease termination accruals	14,174
Severance obligations	529
Other accrued liabilities	1,126
Total liabilities subject to compromise	$273,612

All LSTC were discharged on the Effective Date or were retained by the Company under the terms of the Plan.

Restructuring Expenses

The Company recognized restructuring expenses of $0.8 million in the fiscal year ended June 29, 2013 and $2.6 million from the Effective Date through June 30, 2012, which was comprised of post-petition professional fees. These items were expensed in selling, general and administrative expenses and are included in operating income.

Reorganization Items

The Company recorded a net reorganization gain of $200.6 million from June 26, 2011 through September 12, 2011, which included a net reorganization gain of $246.3 million from the discharge of LSTC under the Plan. The Company (Successor) recorded net reorganization expenses of $1.6 million from the Effective Date through June 30, 2012. The reorganization expenses recorded in both periods were comprised of postpetition professional fees related to the bankruptcy proceedings, prepetition liability claim adjustments and other miscellaneous reorganization related expenses.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The following table summarizes the reorganization items recorded during the fiscal year ended June 29, 2012 (in thousands):

	Successor	Predecessor
	September 13 through June 30, 2012	June 26 through September 12, 2011
Professional fees	$1,393	$11,355
Gain on settlement of liabilities subject to compromise	(302)	(246,341)
Fresh start adjustments	(72)	34,091
Prepetition liability adjustments	167	(672)
Other reorganization expenses	391	947
Total reorganization expenses	$1,577	$(200,620)

Plan of Reorganization

On August 29, 2011, the Bankruptcy Court issued an order confirming the Plan. The Plan became effective on September 13, 2011, the Effective Date.

Generally, the Plan provided for the satisfaction of certain claims through a combination of cash and new Common Stock in the reorganized Company as follows:

i. Class 1, which consisted of holders of secured claims against the Debtors received, at the option of the reorganized Debtors, in full and final satisfaction and discharge of such claim, either (a) cash in the full amount of the allowed secured claim; (b) the return of the collateral securing such allowed claim; or (c) such other treatment that satisfies Section 1129 of the Bankruptcy Code.

ii. Class 2, which consisted of holders of priority claims, received a cash distribution in the amount of each priority claimants' allowed claim.

iii. Class 3, which consisted of holders of the Debtors’ Senior Notes, received their pro rata share of 124,298 shares of Common Stock of the Company. Eligible holders of senior notes also received the ability to purchase additional shares of Common Stock in the Rights Offering discussed below. Holders of Senior Notes that were not eligible to participate in the Rights Offering received a cash distribution.

iv. Class 4, general unsecured claims, received a cash distribution equal to 10% of the amount of their claims, payable in annual installments, with 40% (up to $1.6 million) disbursed on the first Monday following fiscal month-end August 2012 and 60% (up to $2.4 million) disbursed on the first Monday following fiscal month-end August 2013. However, if the total cash distribution exceeds $4.0 million in the aggregate, the amount over $4.0 million will be disbursed on the first Monday following the end of fiscal month-end August 2014. All unpaid distributions accrued interest at the annual rate of 5% from the Effective Date through the applicable payment date referenced above.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

v. Intercompany claims between the Debtors in Class 5 received no distribution on account of those claims.

vi. The Plan reinstated the Class 6 equity interests in the Debtors other than the Company, and canceled the Class 7 equity interests in the Company without distribution on account of Class 7 interests.

The Bankruptcy Court also approved a settlement with the PBGC with respect to a distressed termination of the Company’s defined benefit pension plan (the “PBGC Settlement”). Pursuant to the PBGC Settlement, (i) the reorganized Debtors agreed to pay termination premiums to the PBGC of $8.7 million, payable in twelve (12) equal quarterly installments, and (ii) the PBGC’s unsecured claim against the Debtors was allowed in the amount of $36.0 million. Under the PBGC Settlement, the termination premium payments were required to commence on November 15, 2011, with additional payments to be made on the 15th day of every third month until the reorganized Debtors have paid the termination premiums in full. The last quarterly payment was due on August 15, 2014. In addition, the PBGC received, in full and final satisfaction and discharge of its claim, cash in the amount equal to 10% of the amount of the PBGC unsecured claim as follows: 40% was disbursed on the first Monday following fiscal month-end August 2012, and 60% was disbursed on the first Monday following fiscal month-end August 2013. All unpaid distributions accrued interest at the annual rate of 5% from the Effective Date through the applicable payment date referenced above. The termination premium payments do not accrue interest. The Company’s obligation to make payments for termination premiums and the PBGC unsecured claim is reflected as reorganization obligations in the Consolidated Balance Sheets. An adjustment to the accumulated comprehensive loss related to the pension benefit has been reflected in the Company’s presentation of the effects of fresh start accounting.

Upon emergence from bankruptcy and pursuant to the Plan, the Reorganized Debtors entered into the Master Services Agreement (“MSA”) with Wasserstein Capital (“WC”), a shareholder of the Company. Under the MSA, WC provides to the Company oversight and management commensurate with those resources customarily dedicated to an actively managed portfolio company. In consideration of WC providing the foregoing services under the MSA, WC is entitled to receive the following compensation: (a) 50,000 shares of the Common Stock of the Company (which was issued to WC on the Effective Date), and (b) an annual management base fee of up to $0.6 million based upon achievement of certain defined annual Adjusted EBITDA targets

Under the Plan, the Company is entitled to delay making any required payments on account of claims during a grace period of up to 30 days subsequent to each payment period during which time any such amounts required to be paid will accrue interest at the rate specified in the Plan.

Financing at Emergence

The Plan included a $55.0 million equity financing through an offering of new Common Stock of the Company to eligible holders of Senior Notes (the “Rights Offering”). The Rights Offering permitted certain qualified holders of the Senior Notes to purchase approximately 733,333 shares, or 76.6%, of new Common Stock of the Company for aggregate proceeds of $55.0 million. Certain Senior Note holders provided a backstop to the Rights Offering in exchange for a total of 50,000 shares of new Common Stock of the Company. The Rights Offering was completed on September 13, 2011, and proceeds were used to repay the $55.0 million that was outstanding under the DIP Notes Facility. The 50,000 shares of Common Stock associated with the backstop fee were also issued on September 13, 2011.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

As part of the post-emergence financing arrangements, the Debtors obtained the $100.0 million Exit Facility. The Exit Facility was used to fund working capital during the Company’s borrowing period from August to December. As of September 13, 2011, the outstanding balance under the DIP ABL Facility of $21.0 million was transferred to the Exit Facility. The Company had no borrowings outstanding under the Exit Facility as of June 29, 2013 and June 30, 2012. As discussed under Note 17, “Subsequent Events,” on September 4, 2013, the Company replaced the Exit Facility with the New Credit Facility.

Common Stock

Pursuant to the Plan, all of the issued and outstanding shares of common stock of the Company prior to the Effective Date, including all stock options, were cancelled. On the Effective Date, a total of 957,631 shares of new Common Stock were issued pursuant to the Plan. See Note 2, “Ownership and Capital Structure.”

Applicability of Fresh Start Accounting

In connection with our emergence from Chapter 11, the Company considered the fresh start applicability test under U.S. GAAP, which requires a Company to implement fresh start accounting in the event of the following:

●	The reorganization value of the company’s assets immediately before the date of confirmation of the plan of reorganization was less than the total of all postpetition and allowed claims; and

●	The holders of existing voting shares immediately before confirmation of the plan of reorganization receive less than 50% of the voting shares upon emergence.

Based on the fresh start applicability test noted above, management determined that the Company qualifies for fresh start accounting as of the Effective Date. Under fresh start accounting, reorganization value is the value attributed to the reconstituted entity, generally approximates the fair value of the entity before considering liabilities and represents the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. In addition, all prior earnings and deficits are eliminated.

In developing the Plan, a valuation was performed to determine the fair value of the Company. The valuation report determined that the enterprise value of the Company was $122.9 million on the Effective Date. The valuation considered, among other things, recent publicly-available financial statements, certain internal financial and operating data, a five-year business plan projection used in the preparation of the Plan and management’s estimates for future growth. From this analysis, a discounted cash flow was utilized to determine the enterprise value. A discount factor of 16.7% was derived by using comparative companies’ weighted average cost of capital rates and specific company-related risk premiums. A Gordon Growth model was used to calculate the terminal value, utilizing a long-term growth rate of 3%.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

In conjunction with fresh start accounting, the enterprise value of the Company as of the Effective Date was allocated to fair value the assets and liabilities as follows (in thousands):

Working capital (excluding Inventory)	$(28,468)
Inventory	64,814
Fixed assets	96,612
Other long-term assets (liabilities)	(24,901)
Goodwill and intangible assets	14,843
Emergence value	$122,900

Inventory

To obtain the fair value of the inventory of the Company, the income approach was utilized. The inventory balances were classified into three groups: raw materials, semi-finished goods (“SFG”) and finished goods. The inventory that was classified as raw materials was valued at the book value of the Company. The income approach was used for the SFG and finished goods inventory. The income approach estimated the fair value of the SFG and finished goods based on the net retail value of the inventory less operating expenses and a reasonable profit allowance.

Real Property

To determine the fair value of the real property, three approaches were used: the sales comparison approach, the cost approach and the income capitalization approach.

Personal Property

Personal property was grouped by the following classifications: leasehold improvements, asset retirement obligations, machinery and equipment, automotive equipment, orchards in production, capital projects-in-process, software and internally-developed software and capitalized interest. It was determined that capitalized interest is not a value-added asset and is considered a financing tool; thus, no value was assigned to the capitalized interest. The valuation for the orchards in production was based on the excess earnings method under the income approach. The valuation assumed that a market participant would sell the orchards production through the wholesale channel and not through the Company’s retail channel. A discounted cash flow analysis was used to determine the value of the orchards in production. For the valuation of the remaining personal property, primary reliance was placed on the cost approach. Secondary consideration was placed on the market approach, particularly for assets with active secondary markets.

Trade Names

The valuation for the trade names used the relief of royalty method. The relief of royalty method is a specified discounted cash flow method that calculates the assumed savings for not having to license the trade name from an independent third party. This method is based on the assumption that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the asset. Assumptions considered were other royalty rates for similar trade names and the relative importance of the Company’s trade name.

Customer Relationships

The customer relationships valuation was based on the perceived value to the extent these relationships are expected to lead to recurring revenue streams, as well as new revenue opportunities arising from the Company’s reputation. The fair value of the customer relationships was based on the excess earnings method under the income approach.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Deferred Revenue

The fair value of the Company’s deferred revenue was based on the costs to perform the remaining services and/or satisfy the Company’s remaining obligations, plus a reasonable profit for those activities.

The following table shows the effect of the Company’s emergence from bankruptcy on the September 13, 2011 Consolidated Balance Sheets giving effect to the fresh start accounting adjustments (in thousands):

	September 13, 2011
	Predecessor Harry & David	Reorganization adjustments	(1)	Fresh Start adjustments		Successor Harry & David

Assets
Current assets
Cash and cash equivalents	$4,362	$10,061	(10)	$-		$14,423
Restricted cash	2,000	-		-		2,000
Trade accounts receivable, less allowance for doubtful accounts of $75 at September 13, 2011	814	-		-		814
Other receivables	710	-		-		710
Inventories, net	63,921	-		893	(11)	64,814
Deferred catalog expenses	1,655	-		-		1,655
Other current assets	8,092	-		-		8,092
Total current assets	81,554	10,061		893		92,508
Fixed assets, net	111,869	-		(15,257)	(11)	96,612
Goodwill	66	-		(66)	(11)	-
Intangibles, net	23,746	-		(8,903)	(11)	14,843
Deferred financing costs, net	-	2,903	(10)	-		2,903
Deferred income taxes	913	-		(888)	(14)	25
Other assets	2,298	-		(2,102)	(15)	196
Total assets	$220,446	$12,964		$(26,323)		$207,087
Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$28,477	$(278)	(2)(10)	$-		$28,199
Accrued payroll and benefits	9,373	-		-		9,373
Deferred revenue	7,862	-		(1,437)	(11)	6,425
Deferred income taxes	2,751	(2,751)	(9)	-		-
Income taxes payable	280	-		1		281
Accrued interest	354	(354)	(10)	-		-
Other accrued liabilities	1,989	-		(165)	(12)	1,824
Current portion of reorganization obligations	-	5,686	(3)	-		5,686
Debtor-in-possession revolving credit facility	21,000	(21,000)	(10)	-		-
Revolving credit facility	-	37,000	(10)	-		37,000
Total current liabilities	72,086	18,303		(1,601)		88,788
Long-term reorganization obligations	-	10,012	(4)	-		10,012
Debtor-in-Possession financing	55,000	(55,000)	(5)	-		-
Deferred income taxes	4,701	30,709	(9)	(7,982)	(14)	27,428
Other long-term liabilities	6,998	-		(6,400)	(12)	598
Total liabilities not subject to compromise	138,785	4,024		(15,983)		126,826
Liabilities subject to compromise	273,612	(273,612)	(6)	-		-
Total liabilities	412,397	(269,588)		(15,983)		126,826
Commitments and contingencies (Note 14)
Stockholders' deficit
Common stock, successor	-	10	(5)(7)	-		10
Common stock, predecessor	10	(10)	(13)	-		-
Additional paid-in capital, successor	-	67,420	(5)(7)	12,831	(11)	80,251
Additional paid-in capital, predecessor	17,537	(17,537)	(13)	-		-
Accumulated other comprehensive loss, net of tax	(6,747)	6,747	(13)	-	(11)	-
Accumulated equity (deficit), predecessor	(202,751)	225,922	(8)(9)	(23,171)	(11)	-
Total stockholders' equity (deficit)	(191,951)	282,552		(10,340)		80,261
Total liabilities and stockholders' equity (deficit)	$220,446	$12,964		$(26,323)		$207,087

(1)	Represents amounts recorded on the Effective Date for the implementation of the Plan, including the settlement of LSTC and related payments, the issuance of new debt, the repayment of old debt and the issuance of the new shares of Common Stock pursuant to the Plan.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

(2)	Represents the cure payments of $2.4 million required to be paid within 30 days of the Effective Date, which were reclassified from LSTC to accounts payable.

(3)

Represents the current portion of the estimated Class 4 general unsecured claims’ reorganization obligations of $1.3 million (current portion is the 40% of the total of $3.2 million required to be paid in September 2012), plus the current portion of the pension plan’s termination fee reorganization obligations of $3.0 million to be paid in year one, plus the current portion of pension Class 4(a) claims’ reorganization obligations of $1.4 million (current portion is the 40% of the total $3.6 million required to be paid in August 2012), pursuant to the Plan.

(4)

Represents the long term portion of pension termination fee reorganization obligations of $5.9 million to be paid in years 2 and 3, plus long term portion of pension Class 4(a) claims reorganization obligations of $2.2 million (long term portion is the 60% of the total of $3.6 million required to be paid in August 2013), plus the long term portion of estimated Class 4 general unsecured claims’ reorganization obligations of $1.9 million (long term portion is the 60% of the total of $3.2 million required to be paid in August 2013), pursuant to the Plan.

(5)	Represents the repayment of the $55.0 million of borrowings under the DIP Notes Facility with the addition of $55.0 million in equity financing through the Rights Offering.

(6)	Represents the settlement of LSTC pursuant to the Plan.

(7)

Represents new Common Stock of 733,333 shares issued at $0.01 par value or $7.3 thousand, plus 50,000 shares of Common Stock issued for the backstop commitment fee at $0.01 par value or $0.5 thousand, plus 50,000 shares of Common Stock issued to WC pursuant to the MSA at $0.01 par value or $0.5 thousand and the 124,298 shares of Common Stock issued to Class 3 Senior Note holders at $0.01 par value or $1.2 thousand for discharge of claims pursuant to the Plan. Represents successor additional paid-in-capital of $55.0 million cash received in escrow, less par value of $7.3 thousand, for 733,333 shares of Common Stock issued at $0.01 par each, plus the 124,298 shares issued to Class 3 Senior Note holders at $0.01 par value, less par value of $0.01 each or $1.2 thousand.

(8)	Represents the net reorganization gain for the implementation of the Plan before fresh start adjustments.

(9)

Represents an increase to deferred tax liabilities of $28.0 million as a result of the reorganization adjustments. The effects of the cancellation of debt income increased the deferred tax liability to $80.3 million offset by the full valuation allowance release of $69.5 million and other net increases to deferred tax liabilities of $17.2 million.

(10)

Represents the $21.0 million non-cash refinance of the DIP Facilities to the Exit Facility, reorganization costs, deferred financing fees and accrued interest under the Exit Facility under the Plan. Also, records the incremental $16.0 million of borrowings on the Exit Facility.

(11)	Represents adjustments to the fair value of assets and liabilities per valuation performed.

(12)	Represents adjustments to eliminate deferred tenant allowance and straight line rent liability.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

(13)	Represents fresh start adjustments to eliminate predecessor equity amounts.

(14)	Represents adjustment to deferred taxes due to fresh start adjustments.

(15)	Represents the elimination of the indemnity receivable related to the ASC 740-10 reserve for uncertain tax positions.

6.	Inventories

Inventories consist of the following (in thousands):

	June 29, 2013	June 30, 2012

Finished goods	$11,020	$11,324
Materials, packaging supplies, and work-in process	20,414	21,227
Growing crops	5,271	5,459
	36,705	38,010
Inventory reserves	(1,540)	(3,721)
	$35,165	$34,289

In conjunction with fresh start accounting, the net carrying value of the Company’s inventory was increased by $0.9 million. See Note 5, “Chapter 11 Cases and Emergence.”

7.	Fixed Assets

Fixed assets consist of the following (in thousands):

	June 29, 2013	June 30, 2012

Land	$24,305	$24,305
Land improvements and orchard development costs	8,859	8,611
Buildings and improvements	37,797	37,561
Machinery and equipment	20,534	16,486
Leasehold improvements	1,570	1,187
Purchased and internally-developed software	15,742	7,965
Capital projects-in-progress	1,416	5,480
	110,223	101,595
Accumulated depreciation and amortization	(20,638)	(10,259)
	$89,585	$91,336

Total accumulated depreciation and amortization expense was $11.1 million and $10.6 million as of June 29, 2013 and June 30, 2012, respectively. Accumulated amortization of purchased and internally-developed software costs was $4.3 million and $1.9 million as of June 29, 2013 and June 30, 2012, respectively. Amortization of software costs, which includes software assets financed by capital leases, were $2.3 million and $2.6 million for the fiscal years ended June 29, 2013 and June 30, 2012.

As of June 29, 2013, machinery and equipment included costs for computer equipment acquired for $0.4 million, and financed through capital lease agreements. See Note 9, “Borrowing Arrangements,” for terms and conditions of the Company’s capital lease obligations.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The table below represents the impact of fresh start accounting to the Company’s fixed assets upon emergence from bankruptcy (in thousands):

	Predecessor	Fresh Start Adjustments	Successor

Land	$19,607	$4,698	$24,305
Land improvements and orchard development costs	29,543	(20,944)	8,599
Buildings and improvements	58,879	(21,394)	37,485
Machinery and equipment	64,532	(49,708)	14,824
Leasehold improvements	5,427	(4,001)	1,426
Purchased and internally-developed software	37,933	(29,937)	7,996
Capital projects-in-progress	1,977	-	1,977
	217,898	(121,286)	96,612
Accumulated depreciation and amortization	(106,029)	106,029	-
	$111,869	$(15,257)	$96,612

8.	Intangible Assets

During the fiscal year ended June 29, 2012, the Company completed fresh start accounting which revalued all of the Company’s intangible assets. The successor’s intangible assets include $12.6 million of indefinite-lived trade names, $0.2 million of definite-lived trade names and $2.1 million of definite-lived customer relationships. See Note 5, “Chapter 11 Cases and Emergence.”

Amortization expense was $0.3 million for each of the fiscal years ended June 29, 2013 and June 30, 2012, and is included within selling, general and administrative expenses in the Consolidated Statements of Operations.

The following is a summary of the Company’s goodwill and other intangible assets (in thousands):

	Successor
	June 29, 2013
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount

Trade names and trademarks	$12,718	$(57)	$12,661
Customer relationships	2,125	(547)	1,578
Intangibles, net	$14,843	$(604)	$14,239

	Predecessor				Successor
	June 26, 2011 through September 12, 2011				September 13, 2011 through June 30, 2012
	Gross		Accumulated			Net
	carrying	Accumulated	impairment	Fresh start	Accumulated	carrying
	amount	amortization	losses	adjustments	amortization	amount

Trade names, trademarks and recipes	$41,658	$-	$(17,915)	$(11,025)	$(25)	$12,693
Goodwill	12,922	-	(12,856)	(66)	-	-
Customer relationships	-	-	-	2,125	(244)	1,881
Direct marketing customer and rental lists	9,249	(9,211)	(38)	-	-	-
Favorable lease agreements	514	(511)	-	(3)	-	-
Intangibles, net	$64,343	$(9,722)	$(30,809)	$(8,969)	$(269)	$14,574

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The following table represents activity for goodwill and other intangibles for the fiscal years ended June 29, 2013 and June 30, 2012 (in thousands):

		Indefinite-Lived	Definite-Lived
	Goodwill	Intangibles	Intangibles	Total
Net balance as of June 25, 2011, predecessor	$66	$22,472	$1,274	$23,812
Fresh start adjustments	(66)	(9,911)	1,008	(8,969)
Amortization expense	-	-	(269)	(269)
Net balance as of June 30, 2012, successor	-	12,561	2,013	14,574
Amortization expense	-	-	(335)	(335)
Net balance as of June 29, 2013, successor	$-	$12,561	$1,678	$14,239

The following table represents the scheduled amortization expense for the definite-lived intangible assets for the following fiscal years (in thousands):

	Customer relationships	Trade names	Total
2014	304	32	336
2015	304	32	336
2016	304	32	336
2017	304	4	308
Thereafter	362	-	362
Total	$1,578	$100	$1,678

9.	Borrowing Arrangements

Debtor-in-Possession Financing

On March 29, 2011, the Company entered into the $100.0 million DIP ABL Facility and a $55.0 million DIP Notes Facility. The DIP ABL Facility was replaced by the Exit Facility on the Effective Date of the Company’s emergence from bankruptcy. The DIP Notes Facility funded operating costs during bankruptcy and was extinguished on the Effective Date of the Company’s emergence from bankruptcy. The Company paid fees of $4.5 million associated with the DIP Facilities, which was amortized over the period that such facilities were outstanding.

At September 12, 2011, there were $0.8 million in outstanding letters of credit under the DIP ABL Facility, which were fully cash collateralized. At September 12, 2011, the Company had borrowed the full $55.0 million in junior term notes available under the DIP Notes Facility.

Exit Revolving Credit Facility

Upon emergence from bankruptcy on the Effective Date, the DIP ABL Facility was replaced by the $100.0 million Exit Facility described in Note 5 “Chapter 11 Cases and Emergence.” Short-term borrowings under 30 days accrued interest under Libor + 3.75% and other borrowings over 30 days accrued interest under the Alternative Base Rate (“ABR”), which was Prime + 2.75%. At June 29, 2013, the Libor based rate was 4.0% and the ABR was 6.0%. The Exit Facility contained customary affirmative and negative covenants for senior secured credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, capital expenditures, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. The Exit Facility also contained a number of restrictive covenants. The Available Cash Balance at December 31, 2012 was $72.1 million. As of June 29, 2013 and June 30, 2012, the Company was in compliance with all Exit Facility covenants.

As of June 29, 2013, unused borrowings under the Exit Facility were $99.0 million, excluding $1.0 million in outstanding letters of credit. The letters of credit accrued interest at 4% annually. The maximum available borrowing under the Exit Facility was determined in accordance with an asset-based debt limitation formula. The formula generally allowed the Company to borrow a substantial portion of the facility from July to December, but significantly restricted its borrowing capacity from January to June. As a result, we had no available borrowing capacity at June 29, 2013. The Company was required to pay a commitment fee equal to 1.0% per annum on the average daily unused amount of the revolving commitment of each lender. The commitment fees and interest for the letters of credit were payable on the last day of each calendar year quarter and the associated expenses are included within interest expense in the Consolidated Statements of Operations. As discussed under Note 17, “Subsequent Events,” on September 4, 2013, the Company replaced the Exit Facility with the New Credit Facility.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Reorganization Obligations

As of June 25, 2011, the Company had outstanding $58.2 million in senior floating rate notes due March 1, 2012, and $140.2 million of senior fixed rate notes due March 1, 2013. The Senior Notes were classified as LSTC on March 28, 2011, when the Company filed for bankruptcy protection under Chapter 11. The Senior Notes were discharged in full and final satisfaction on the Effective Date pursuant to the Plan.

On the Effective Date and pursuant to the Plan, the Company recorded $8.7 million in pension-related termination premiums pursuant to the PBGC Settlement. As part of the PBGC Settlement, (i) the reorganized Debtors agreed to pay termination premiums to the PBGC of $8.7 million, payable in twelve (12) equal quarterly installments, and (ii) the PBGC’s unsecured claim against the Debtors was allowed in the amount of $36.0 million. Under the PBGC Settlement, the termination premium payments were required to commence on November 15, 2011, with additional payments to be made on the 15th day of every third month until the reorganized Debtors have paid the termination premiums in full. The last quarterly payment is due on August 15, 2014. In addition, the PBGC received, in full and final satisfaction and discharge of its claim, cash in the amount equal to 10.0% of the amount of the PBGC claim payable as follows: 40.0% was disbursed on the first Monday following fiscal month-end August 2012, and 60.0% was disbursed on the first Monday following fiscal month-end August 2013. All unpaid distributions related to the PBGC’s unsecured claim accrued interest at the annual rate of 5.0% from the Effective Date through the applicable payment date referenced above. The termination premium payments do not accrue interest. The Company’s obligation to make payments on account of the termination premiums, including and with respect to the November 15, 2011 quarterly installment and the PBGC claim, are reflected as reorganization obligations in the Consolidated Balance Sheets. See Note 5, “Chapter 11 Cases and Emergence.”

The Company also recorded approximately $3.3 million for Class 4 general unsecured claims under the Plan. Cash distributions on account of those claims are payable in annual installments, with 40.0% disbursed on the first Monday following fiscal month-end August 2012, and 60.0% disbursed on the first Monday following fiscal month-end August 2013. All unpaid distributions accrued interest at the annual rate of 5.0% from the Effective Date through the applicable payment date referenced above. See Note 5, “Chapter 11 Cases and Emergence.”

Under the Plan, the Company is entitled to delay making any required payments on account of claims during a grace period of up to 30 days subsequent to each payment period, during which time any such amounts required to be paid will accrue interest at the rate specified in the Plan. The Company has paid its scheduled reorganization obligations through June 29, 2013.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The following table represents successor balances for reorganization obligations as of June 29, 2013 (in thousands):

	Current portion of reorganization obligations	Long-term reorganization obligations	Total reorganization obligations

Pension termination premium	$2,898	$724	$3,622
Pension unsecured claims	2,160	-	2,160
General unsecured claims	2,073	-	2,073
Total reorganization obligations	$7,131	$724	$7,855

Amortization of Deferred Financing Costs

Total amortization expenses of all deferred financing costs were $1.2 million and $3.2 million for the fiscal years ended June 29, 2013 and June 30, 2012, respectively, and are included within interest expense in the Consolidated Statements of Operations.

Capital Lease Obligations

In fiscal 2012, the Company acquired computer equipment for $0.4 million, financed by a capital lease agreement. The interest rate on the agreement is 4.8%, with payments due in monthly installments of principal and interest over three years. As of June 29, 2013, the current portion of the remaining obligation was $0.1 million. The current portion of this capital lease obligation is reported as the current portion of long-term debt and capital lease obligations, and the non-current portion is recorded under other long-term liabilities in the Consolidated Balance Sheets.

10.	Benefit Programs

Pension Plans

The Company had a defined benefit pension plan that covered substantially all employees that were on an active basis as of June 25, 2006. Benefits under the plan were generally based on the employee’s compensation level and years of service. Benefits were fully vested after five years of qualifying service. The required level of funding of this plan changed each year depending on the funding status of the plan and the annual actuarial valuation report.

The Company’s qualified pension plan was partially frozen effective as of June 25, 2006, whereby no new participants would qualify to enter into the plan. A full freeze of the plan became effective June 30, 2007, whereby pension benefits were no longer accrued for participants. After July 1, 2007, the Company had a continuing obligation to fund this plan and continued to recognize net periodic pension cost.

Additionally, the Company had a non-qualified unfunded excess benefit plan. Under this plan, certain key employees were entitled to receive additional pension benefits from the Company. These benefits mainly consisted of the difference between the benefits they would have received under the qualified pension plan in the absence of the limitations imposed on benefits by the Internal Revenue Code and the amount they would actually receive subject to such limitations.

The Company contributed $3.6 million to its pension plans in fiscal 2011 and stopped making future contributions to the plans starting in March 2011 as a result of the Chapter 11 bankruptcy filing.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

As part of the Plan, the Bankruptcy Court approved a distress termination of the pension plan and the PBGC Settlement. See Note 5, “Chapter 11 Cases and Emergence,” and Note 9, “Borrowing Arrangements.”

401(k) Plan

Salaried and hourly employees, including management, become eligible to participate in the Company’s 401(k) plan upon completing a minimum of 1,000 hours of service during the 12-month period subsequent to their hire date. The Company did not make any contributions and only incurred nominal administration expenses related to this plan for the fiscal years ended June 29, 2013 and June 30, 2012.

Incentive Compensation Plan

The Company’s bonus plan covers eligible salaried employees and also applies to hourly employees on a discretionary basis. Benefits under this plan are generally based on various performance standards. For the fiscal year ended June 29, 2013, the Company recorded $2.3 million bonus expense under this plan. For the fiscal year ended June 30, 2012, the Company recorded $0.8 million for the predecessor period and $2.9 million for the successor period of bonus expense under this plan.

Self-Insured Liabilities

The Company is primarily self-insured for the health benefits of employees and a limited number of former employees and their dependents. Estimated costs of these self-insurance programs are accrued at the undiscounted value of actuarially-determined projected settlements for known and anticipated claims incurred. These liabilities, totaling $1.8 million and $1.5 million at June 29, 2013 and June 30, 2012, respectively, are classified within accrued payroll and benefits.

Severance

In the periods presented, the Company incurred estimated severance related benefits associated with the elimination of certain full-time positions across the Company as well as the termination of certain other employees and executives. The severance and related charges were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

The following table shows the Company’s severance related activities in the fiscal years ended June 29, 2013 and June 30, 2012 (in thousands):

Balance, June 25, 2011, predecessor	$577
Accruals for severance-related benefits	8
Payments of benefits	(55)
Reorganization adjustments	(530)
Balance, September 12, 2011, predecessor	-
Accruals for severance-related benefits	440
Payments of benefits	(440)
Balance, June 30, 2012, successor	-
Accruals for severance-related benefits	1,197
Payments of benefits	(1,142)
Balance, June 29, 2013, successor	$55

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

11.	Stock Option Plan

Upon the Company’s emergence from bankruptcy, all common stock and outstanding common stock options were cancelled in accordance with the Plan.

In the fourth quarter of fiscal 2012, the Company established and its stockholders approved the Harry & David Holdings, Inc. 2012 Stock Option Plan (the “Stock Option Plan”), which provides for the grant of incentive stock options and qualified and nonqualified stock options, exercisable for shares of the Company’s Common Stock. The Stock Option Plan provides that the total number of shares of Common Stock that may be issued and sold under options granted pursuant to the Stock Option Plan may not exceed 106,403 shares, in addition to any shares that are automatically returned to the authorized shares available for issuance under the Stock Option Plan due to grant forfeitures, cancellations, expirations or other terminations. The shares of Common Stock issuable upon exercise of options may be either treasury shares or newly-issued shares. The exercise price of all options may not be less than the fair market value of the Company’s Common Stock on the date of grant.

The Stock Option Plan is administered by the Company’s Board of Directors and, with respect to approval of specific future grants, to a committee of the Board. Options granted under the Stock Option Plan have a ten-year term, unless a shorter term is stipulated in individual option agreements, and may be exercised only to the extent they have vested. Options granted to date vest in equal installments over a five-year period. The option agreement for any grant may provide for the earlier vesting of options upon the occurrence of certain events, including in the event of a change in control of the Company. In case of termination of employment or other service by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances of an employee holding options that have not fully vested, the board may, in its sole discretion, accelerate the time at which such option may be exercised. The option agreement for any grant may provide for a share repurchase right, right of first refusal or drag-along right in favor of the Company upon the occurrence of certain specified events.

The fair value of each option award is estimated on the date of grant using the Binomial Lattice option valuation model. Expected volatilities are based on an average historical volatility of the publicly-traded stock of a representative set of comparable companies. The Company used the simplified method to calculate the expected term, which represents the period of time that the options granted are expected to be outstanding. The simplified method is described in the Securities and Exchange Commission Staff Accounting Bulletins Nos. 107 and 110. The Company believes this method is appropriate because the Company has insufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of its new Common Stock. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. In the fiscal year ended June 29, 2013, the Company utilized a pre-vesting forfeiture rate of 10%. Other assumptions used for stock option awards granted are noted in the following table:

June 29, 2013 and June 30, 2012

Expected volatility	55.2% - 55.7%
Expected dividends	$ --
Expected term	7.0 Years
Risk-free rate	1.0% - 1.35%

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

A summary of option activity under the Stock Option Plan for the fiscal years ended June 29, 2013 and June 30, 2012 is presented below (in thousands):

			Weighted-
		Weighted-	Average
		Average	Remaining
	Option	Exercise	Contractual
	Shares	Price	Term
Options
Outstanding at June 25, 2011 (Predecessor)	215,692	$234.23	8.5 years
Cancelled	(215,692)	(234.23)	8.5 years
Outstanding at September 12, 2011 (Predecessor)	-	-	-
Granted	79,700	100.00	9.9 Years
Exercised	-	-	-
Outstanding at June 30, 2012 (Successor)	79,700	100.00	9.9 Years
Granted	10,200	100.00	9.5 Years
Forfeited	(13,400)	100.00	8.9 Years
Exercised	-	-	-
Outstanding at June 29, 2013 (Successor)	76,500	100.00	8.9 Years
Exercisable at June 29, 2013 (Successor)	13,260	$100.00	8.9 Years

The weighted-average grant-date fair value of options issued in the fiscal years ended June 29, 2013 and June 30, 2012 were $56.73 and $56.93, respectively. The total grant date fair value of all options outstanding at June 29, 2013 and June 30, 2012 was $4.3 million and $4.5 million, respectively.

A summary of the status of the Company’s non-vested option shares as of June 29, 2013, and activity during the fiscal years ended June 29, 2013 and June 30, 2012, are presented below:

		Weighted-
		Average
		Grant-Date
	Option	Fair Value
	Shares	of Options

Nonvested option shares at June 25, 2011 (Predecessor)	9,618	$64.45
Forfeited	(9,618)	64.45
Nonvested option shares at September 12, 2011 (Predecessor)	-	-
Granted options	79,700	56.93
Nonvested option shares at June 30, 2012 (Successor)	79,700	56.93
Granted Options	10,200	56.73
Forfeitted	(13,400)	56.93
Vested	(13,260)	56.93
Nonvested option shares at June 29, 2013 (Successor)	63,240	$56.90

The total fair value of shares vested during the fiscal year ended June 29, 2013 was $0.8 million. The Company recognized stock compensation expense of $0.9 million and $41 thousand for the fiscal years ended June 29, 2013 and June 30, 2012, respectively. There were no tax benefits recognized for these periods. As of June 29, 2013, there was $3.5 million of total unrecognized pre-tax compensation cost related to non-vested share-based compensation arrangements granted under the Stock Option Plan that will be recognized over the remaining vesting period of 4.0 years.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

12.	Income Taxes

The components of the Company’s provision for income taxes the fiscal years ended June 29, 2013 and June 30, 2012, are as follows (in thousands):

	Successor		Predecessor
	June 29, 2013	September 13, 2011 through June 30, 2012	June 26 through September 12, 2011
Income before income taxes	$7,884	$11,061	$182,246
Current
Federal	3,566	-	(3,916)
State	371	118	22
	3,937	118	(3,894)
Deferred
Federal	(9,603)	3,542	15,214
State	592	8	(1,889)
	(9,011)	3,550	13,325
Provision (benefit) for income taxes	$(5,074)	$3,668	$9,431

The Company’s effective tax rate differed from the federal statutory income tax rate for the fiscal years ended June 29, 2013 and June 30, 2012 as follows:

	Successor		Predecessor
	June 29, 2013	September 13, 2011 through June 30, 2012	June 26 through September 12, 2011

Federal statutory rate	35.0%	35.0%	35.0%
State tax rate, net of federal tax effect	12.2	1.1	3.8
Valuation allowance	--	--	(31.8)
Liability stop adjustment	(99.6)	--	--
Domestic production activities deduction	(4.8)	0.0	0.0
Work opportunity tax credit	(3.6)	(4.1)	(0.0)
Other	(3.6)	1.2	(1.8)
Effective tax rate	(64.4)%	33.2%	5.2%

In the fiscal year ended June 29, 2013, the effective tax rate was less than the federal statutory rate, primarily due to the Liability Stop Rule benefit under Section 1017 of the Internal Revenue Code of $7.8 million, as well as other benefits realized from the Domestic Production Activities Deduction under Section 199 of the Internal Revenue Code of $0.4 million and the Work Opportunity Tax Credit of $0.3 million. In the successor period of the fiscal year ended June 30, 2012, the effective tax rate was less than the federal statutory rate primarily due to tax credits of $0.5 million. In the predecessor period of the fiscal year ended June 30, 2012, the effective tax rate was less than the federal statutory rate due to the release of the valuation allowance of $57.9 million, the derecognition of the reserve for uncertain tax positions of $3.9 million and other comprehensive income (“OCI”) adjustment benefit of $2.3 million. In the fiscal years ended June 29, 2013 and June 30, 2012, an income tax expense of $0 and $7.5 million, respectively, was allocated to OCI reflecting the tax effect of pension liability adjustments relating to the distressed termination of the pension plan assets and liabilities. See Note 9, “Borrowing Arrangements.”

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

A valuation allowance recorded in fiscal 2011 was required to reduce the deferred tax assets to an amount that was more likely than not to be realized. The Company released its full valuation allowance against its deferred tax assets on the Effective Date due to the deferred tax liabilities that arose from the cancellation of debt upon the emergence from bankruptcy.

The Liability Stop Rule benefit relates to tax treatment of certain debts that were discharged in connection with the bankruptcy emergence. See Note 5, “Chapter 11 Cases and Emergence.” Generally the discharge of a debt obligation for an amount less than the adjusted issue price creates cancelation of indebtedness income (“CODI”), which must be included in the obligor’s taxable income. However, recognition of CODI is limited for a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by a court. The Plan enabled the Company to qualify for this bankruptcy exclusion rule. Therefore, CODI triggered by discharge of debt under the Plan affected the Company’s future taxable income on the first day of fiscal 2013 by reducing certain income tax attributes otherwise available in the following order: (i) net operating loss carryforwards for the year of discharge; (ii) most credit carryforwards, including the general business credit and minimum tax credit; (iii) net capital losses for the year of discharge and capital loss carryforwards; and (iv) the tax basis of the Company’s assets.

The Liability Stop Rule benefit recognized in the third quarter of fiscal 2013 represents the amount of CODI previously recognized in fiscal 2012 that will not reduce the tax attributes of the Company and reflects a change in estimate. It is not anticipated that the liability stop rule benefit will be subject to future adjustments. Under the Liability Stop Rule, the reduction in asset basis cannot reduce the Company’s aggregate remaining asset basis below the amount of its debt immediately after discharge. The attribute reduction is reflected in the table that follows.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes for the fiscal years ended June 29, 2013 and June 30, 2012, consist of the following (in thousands):

	Successor		Predecessor
	June 29, 2013	September 13, 2011 through June 30, 2012	June 26 through September 12, 2011

Deferred tax assets
Accrued liabilities	$1,367	$1,471	$1,441
Pension	2,024	3,542	4,375
Inventories	539	1,302	1,112
Net operating loss carryforwards	1,204	26,813	32,302
State deferred asset	-	(4,694)	(5,667)
Tax credits	66	1,807	1,344
Stock options	320	-	-
Capitalized professional fees	533	7,788	8,566
Other	1,467	3,681	2,714
Total deferred tax assets	7,520	41,710	46,187
Deferred tax liabilities
Fixed assets	(26,565)	2,689	2,186
Catalog costs	(857)	(1,140)	(927)
State deferred liability	(797)	-	-
Other	(1,243)	(1,291)	(1,927)
CODI	-	(72,921)	(72,921)
Total deferred tax liabilities	(29,462)	(72,663)	(73,589)
Total net deferred tax liabilities	$(21,942)	$(30,953)	$(27,402)

At June 29, 2013, the Company had deferred tax assets of approximately $1.2 million relating to state net operating loss carryforwards, which expire under current statutes between 2013 and 2033.

The Company adopted its accounting for uncertain tax positions on July 1, 2007. A reconciliation of the beginning and ending gross amount of the unrecognized tax benefits for the fiscal years ended June 29, 2013 and June 30, 2012, is as follows (in thousands):

	Successor		Predecessor
	June 29, 2013	September 13, 2011 through June 30, 2012	June 26 through September 12, 2011

Gross unrecognized tax benefits at beginning of year	$-	$-	$1,528
Additions based on tax positions related to the current year	-	-	-
Settlement with taxing authorities during the year	-	-	-
Lapse of statute of limitations during the year	-	-	(1,528)
Gross unrecognized tax benefits at end of year	$-	$-	$-

There were no new unrecognized tax benefits recognized in the fiscal years ended June 29, 2013 and June 30, 2012. As of June  25, 2011, prior to fresh start accounting, the gross amount of unrecognized tax benefits was $1.5 million, excluding penalty and interest, while a net amount of $3.9 million, including penalty and interest, was recorded in other long-term liabilities. Of these amounts, if recognized, $1.7 million would have favorably impacted the effective tax rate. The Company is indemnified for tax liabilities prior to June 17, 2004. In connection with the bankruptcy, a governmental bar date was established in September 2011, which prohibits the assessment of liabilities from periods prior to March 2011. As a result of this bar date, the Company derecognized the reserve for uncertain tax positions under ASC 740-10-25-6 and the related indemnity receivables.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The Company defines the federal jurisdiction as well as various multi-state jurisdictions as “major” jurisdictions. As of June 29, 2013, tax years subsequent to March 28, 2011 remain open and subject to examination by these “major” jurisdictions.

13.	Leases

The Company leases certain properties consisting primarily of retail stores, distribution centers, and equipment with original terms ranging primarily from three to 10 years and up to 22 years. Certain leases contain renewal options, generally for five-year periods, with rent payments during the lease term dependent on the defined percent increase or increases based on certain indexes, in each case as defined within the individual lease agreements. In accordance with ASC Topic 840 “Leases,” for leases that contain fixed escalations of the minimum annual lease payment during the original term of the lease and other lease incentives, the Company recognizes rental expense on a straight-line basis over the lease term and records the difference between rent expense and the amount that is payable as deferred rent. In addition to minimum rental payments, certain of the Company’s retail store leases require the Company to make contingent rental payments, which are typically structured as either minimum rent plus additional rent based on a percentage of store sales if a specified store sales threshold is exceeded, or rent based on a negotiated threshold of sales after which a percent of sales is paid to the landlord. Such contingent rental expense is accrued in each reporting period if achievement of any factor is considered probable. Extra payments such as common area maintenance and property taxes are also required on certain leases.

Total rental expense for all operating leases the fiscal years ended June 29, 2013 and June 30, 2012, was as follows (in thousands):

	Successor		Predecessor
	June 29, 2013	September 13 through June 30, 2012	June 26 through September 12, 2011
Minimum rent expense	$13,136	$10,833	$2,424
Contingent rent expense	149	171	4
Total rent expense	$13,285	$11,004	$2,428

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The aggregate future minimum rental payments under non-cancelable operating leases and payments of principal and interest on our capital lease obligations in effect at June 29, 2013, were as follows for the fiscal years indicated (in thousands):

	Operating	Capital	Total
	Leases	Leases	Payments

2014	$6,863	$160	$7,023
2015	5,412	160	5,572
2016	4,412	-	4,412
2017	2,772	-	2,772
2018	2,516	-	2,516
Thereafter	30,178	-	30,178
Total payments	$52,153	$320	$52,473
Less amounts representing interest		(16)
Capital lease obligation		$304

The aggregate future minimum rental payments for non-cancelable operating leases for 2018 and thereafter are comprised of $30.2 million for storage leases.

14.	Commitments and Contingencies

See Note 5, “Chapter 11 Cases and Emergence,” for related disclosures regarding pre-petition claims against the Company and the bar date for filing proofs of claims.

The Company is a party to a variety of agreements to which it may be obligated to indemnify another party from losses arising in connection with the Company’s products or services. The Company also enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with its landlords and certain customers, contractors, consultants and vendors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. In addition, the Company has entered into indemnification agreements with certain of its officers and directors that indemnify such persons for certain liabilities they may incur in connection with their services as an officer or director. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is generally unlimited. As the Company believes that the occurrence of any events that would trigger payments under these contracts is remote, no liabilities have been recorded in the consolidated financial statements for these indemnification obligations.

The Company’s food and horticultural products are subject to regulation and inspection by various governmental agencies, and involve the risk of injury to consumers. As such, the Company may be required to recall some of its products. The Company maintains product liability insurance in an amount that it believes is adequate to cover the costs associated with these recalls.

On September 27, 2012, the Company initiated a voluntary recall (and on October 8, 2012, an update of that recall) in conjunction with the U.S. Food and Drug Administration (“FDA”), upon learning that Sunland, Inc., the Company’s former supplier of peanut-based spreads (“Sunland”), had recalled a number of products due to possible salmonella contamination. The Company’s recall included certain Harry & David® and Wolferman’s® brand products manufactured by Sunland between March 1, 2010 and September 24, 2012, that contained ingredients included in Sunland’s recall. The Company recall was one of a number of recalls initiated by large retailers of products affected by the Sunland recall.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

The Company issued press releases for both the initial recall (September 27, 2012) and the updated recall (October 8, 2012), which were published on the FDA’s website. In addition to the press releases, the Company, out of concern for the health of its customers and the public, provided notice of the recall on its website and attempted to contact its customers who had purchased or received the affected products.

Prior to the year ended June 29, 2013, the Company filed an insurance claim seeking reimbursement of certain recall-related costs. These costs included customer and consumer returns, cost of goods sold for the destruction of finished goods and raw materials inventory, and selling, general and administrative expenses. Subsequent to year end, the Company was reimbursed under its insurance policy for certain of these costs less its self-insured retention, which was immaterial to the consolidated financial statements.

At times the Company may commit to future commodities purchases based upon current prices; however, future Company purchase orders are issued by the Company when deemed appropriate for required merchandise. The Company did not have any contractual future commodity purchase commitments aside from those purchased in the normal operating cycle as of June 29, 2013.

The Company leases certain properties consisting primarily of retail stores, seasonal pop-up stores, distribution centers, and equipment with original terms ranging primarily from three to 10 years and up to 22 years. See Note 13, “Leases.”

The Company may be subjected to various claims and legal proceedings that arise in the normal course of business. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

In August 2012, the Company entered into a two-year enterprise software and service agreement with a vendor for approximately $3.8 million.

15.	Related-Party Transactions

Upon emergence from bankruptcy and pursuant to the Plan, the Reorganized Debtors entered into the MSA with WC, a shareholder of the Company. Under the MSA, WC provides to the Company oversight and management commensurate with those resources customarily dedicated to an actively managed portfolio company. In consideration of WC providing the foregoing services under the MSA, WC is entitled to receive the following compensation: (a) 50,000 shares of the stock of the Company (which was issued to WC on the Effective Date), and (b) an annual management base fee of up to $0.6 million based upon achievement of certain defined annual Adjusted EBITDA targets. Under the MSA, $0.7 million of expenses were recognized for each of the years ended June 29, 2013 and June 30, 2012.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 29, 2013 and June 30, 2012

16.	Supplemental Disclosure of Cash Flow Information

(in thousands)

	Successor		Predecessor
	June 29, 2013	September 13 through June 30, 2012	June 26 through September 12, 2011

Cash paid for
Interest, net of capitalized interest of $0 for fiscal 2013 and 2012	$1,804	$1,402	$2,486
Taxes	3,736	105	82
Non-cash items
Non-cash refinance of DIP and Exit Facility	-	21,000	(21,000)
Equipment acquired through a capital lease	$-	$445	$-

17.	Subsequent Events

Subsequent events were evaluated through September 16, 2013, the date the financial statements were available for issuance.

On September 4, 2013, the Company entered into a new revolving credit facility (the "New Credit Facility") with a syndicate of lenders. The New Credit Facility refinances and replaces the Exit Facility. The New Credit Facility has a maturity date of September 4, 2018, and provides for revolving loans up to $100 million. The maximum available borrowing under the New Credit Facility is determined in accordance with an asset-based debt limitation formula. The formula generally allows the Company to borrow a substantial portion of the facility from July through December, but significantly restricts its borrowing capacity from January through June. The New Credit Facility is secured by substantially all of the assets of the Company. Amounts outstanding under the New Credit Facility accrue interest, at the Company's option, at a rate of LIBOR plus 2.00% to 2.50% or the prime rate plus 1.00% to 1.50%, in each case with such margin varying based on the amounts outstanding under the New Credit Facility.

The New Credit Facility contains customary affirmative and negative covenants for senior secured credit facilities of this type. In the event the Company is unable to comply with these covenants, its ability to borrow under the New Credit Facility would be restricted or an event of default may occur. Among other matters, the New Credit Facility contains covenants that (i) require the Company to repay the outstanding amount in full on the first business day after Christmas of each year and (ii) require the Company to maintain an "Available Cash Balance" of at least $50 million as of the last day of the fiscal month for December of each year. If the Company does not have an Available Cash Balance of at least $50 million as of that date, the Company is required to satisfy a minimum fixed charge coverage ratio.

The Company is required to pay a commitment fee equal to 0.25% per annum on the average daily unused amount of the revolving commitment of each lender. The Company must also pay a letter of credit fee equal to 2.00% to 2.50% per annum on the outstanding amount of letters of credit issued under the New Credit Facility, with such margin varying based on the amounts outstanding under the New Credit Facility. In connection with the new Credit Agreement, the Company incurred deferred financing costs of approximately $1.6 million.